Exhibit 99.1

Investor & Media Relations Scott Deitz 419.248.8935

Owens Corning Reports Third-Quarter 2009 Results

Growth in Adjusted Earnings Driven by

Strong Roofing Performance and Composites’ Return to Profitability

TOLEDO, Ohio – Oct. 28, 2009 – Owens Corning (NYSE: OC) today reported consolidated net sales of $1.3 billion during the third quarter of 2009, compared with $1.6 billion in the third quarter of 2008.

The third quarter was highlighted by continued outstanding performance in the Company’s Roofing business. Composites returned to profitability due to successful cost-reduction actions and steadily improving Composites demand.

Owens Corning’s third-quarter 2009 adjusted earnings were $78 million, or $0.61 per adjusted diluted share, compared with $73 million, or $0.57 per adjusted diluted share, in 2008. The Company reported third-quarter 2009 net earnings of $80 million, or $0.63 per diluted share, compared with a loss of $807 million, or a loss of $6.35 per diluted share, in 2008, which included a non-cash charge of $901 million to establish an accounting valuation allowance against net U.S. deferred tax assets related to net operating losses. See Tables 1 through 3 for a discussion and reconciliation of these items.

Consolidated Third-Quarter 2009 Results

•

Earnings Before Interest and Taxes (EBIT) for the third quarter ended Sept. 30, 2009, were $120 million, compared with EBIT of $113 million during the same period in 2008. Adjusted EBIT for the third quarter of 2009 was $135 million, compared with $126 million in the third quarter of 2008. See Table 2.

•

EBIT was $190 million for the first nine months of 2009, compared with EBIT of $208 million during the same period of 2008. Adjusted EBIT for the first nine months of 2009 was $275 million, compared with $269 million during the same period of 2008.

Copyright © 2009 Owens Corning

•	The Company generated $332 million in free cash flow during the third quarter of 2009, compared with $8 million during the same quarter in 2008. See Table 7.

•	Gross margin as a percentage of sales was 21 percent in the third quarter of 2009, compared with 17 percent in the same period of 2008.

•	Third-quarter 2009 Marketing and Administrative expenses were $16 million less than the same period in 2008.

•	In the nine months ended Sept. 30, 2009, the Company’s safety performance improved approximately 8 percent compared with performance throughout 2008.

“I’m pleased with our excellent third-quarter results,” said Mike Thaman, chairman and chief executive officer. “The aggressive actions we’ve taken to reduce our costs and inventory are paying off. We sustained strong financial performance and generated significant cash flow driven by our outstanding results in Roofing. Our Composites segment returned to profitability. Our balance sheet remains strong. We will maintain our focus on cash generation and finish the year well-positioned to enter 2010.”

Outlook

Owens Corning is on track to surpass $160 million in cost savings during 2009. The Company is also on track to meet its capital spending target of $225 million, which is a reduction of about $140 million compared with 2008, in each case excluding precious metal purchases. Depreciation and Amortization is estimated to be $320 million for the year.

Given the Company’s strong cash generation in the third quarter, free cash flow in 2009 could be as much as $300 million. This represents a strengthening from the Company’s prior guidance. Free cash flow for the period is calculated as the change in debt less cash on hand from the beginning of the period to the end of the period. This calculation includes adjustments to exclude the cash impact of issuing new stock, repurchasing treasury stock and paying stockholder dividends.

In the Composites segment, the Company believes demand will generally continue to trend upward as global industrial demand improves. Owens Corning has begun increasing production, although production still remains below demand. The Composites segment will continue to realize the benefits of synergies from the 2007 acquisition and the cost-reduction actions taken in 2008 and 2009.

Demand in the Company’s Building Materials segment is expected to be affected through the remainder of 2009 by weakness in the U.S. housing industry. Roofing performance is expected to more than offset weakness in Insulation for the remainder of the year.

Cash taxes in 2009 are expected to be less than the $33 million paid in 2008. The Company estimates a long-term effective tax rate of 25 percent based on the blend of its U.S. and non-U.S. operations.

Fourth-quarter and full-year 2009 results are scheduled to be announced on Wednesday, Feb. 17, 2010.

Other Financial Items

•

In the third quarter and first nine months of 2009, actions were taken that will result in significant cost savings during the year. Costs related to these actions were $4 million in the third quarter of 2009 and total $45 million for the first nine months of the year.

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•	At the end of the third quarter of this year, Owens Corning had net debt of $1.8 billion, comprised of $2.2 billion of short- and long-term debt and cash on hand of $387 million. See Table 7.

•

Current cash on hand coupled with future cash flows and other sources of liquidity will provide sufficient liquidity to meet the Company’s cash requirements. Owens Corning has no significant debt maturities until the fourth quarter of 2011 and remains well within compliance with the financial covenants in its senior revolving credit facility and senior term-loan facility.

•	Owens Corning’s federal tax net operating loss carryforward was $2.6 billion at the end of the third quarter of 2009.

•	On Oct. 8, 2009, Standard & Poor’s Ratings Services affirmed its BBB- rating on Owens Corning and improved the outlook to stable from negative.

Business Segment Highlights

Composites

NET SALES

The rapid and significant global economic slowdown in the fourth quarter of 2008 dramatically reduced overall demand for composite materials. Demand for the Company’s Reinforcements products was approximately 45-percent lower in December 2008, compared to the average monthly demand in 2008 through November. Demand has been steadily trending upward since that time, but it has not yet recovered to levels seen in the first nine months of 2008. These declines represented approximately one-half, and approximately two-thirds, of the decrease in net sales for each of the three and nine months ended Sept. 30, 2009, respectively, as compared to the same periods in the prior year.

Third-quarter 2009 sales were negatively impacted by unfavorable product mix, lower selling prices and unfavorable currency translation, compared to the same period in 2008. Year-to-date 2009 sales, compared with the first nine months of 2008, were negatively impacted by unfavorable currency translation and the May 2008 divestiture of two composite manufacturing plants in Battice, Belgium, and Birkeland, Norway.

EBIT

Composites segment EBIT was significantly lower in the three and nine months ended Sept. 30, 2009, as compared to the same periods in 2008. Lower sales volumes, including the impact of underutilization of production capacity and lower selling prices, drove these declines.

In response to market conditions, the Company took aggressive actions in this segment in the first half of 2009 to reduce inventories and operating costs focusing on cash generation. Headcount was reduced and production levels were decreased by idling and shutting down production lines. The Company managed production capacity below demand beginning in the first quarter of 2009 and continuing through the third quarter. The EBIT margin improved in this segment from the second quarter of 2009 to the third quarter of 2009 as a result of cost-reduction actions and improved demand.

Building Materials

NET SALES

This segment includes the Insulation, Roofing and Other businesses.

3

Net sales in Owens Corning’s Building Materials segment were lower in the three and nine months ended Sept. 30, 2009, as compared to the same periods of 2008, primarily driven by demand weakness resulting from lower U.S. housing starts.

In the Roofing business, lower sales volumes decreased net sales by approximately 10 percent in the 2009 periods as compared to 2008. These volume declines were a result of lower demand associated with storm activity and new residential construction. Offsetting the impact of lower sales volumes was the impact of higher selling prices. Selling prices had been increasing to recover inflation in raw material costs, particularly asphalt, leading up to the fourth quarter of 2008. Selling prices have been generally stable since that time.

In Insulation, declines in demand drove the decreases in net sales, representing approximately three-fourths and substantially all of the decline for the three month and the year-to-date comparison, respectively. Owens Corning’s experience is that the Company’s residential insulation demand lags residential housing starts by approximately three months. Second-quarter 2009 U.S. housing starts were 46-percent lower than those in the second quarter of 2008, according to data reported by the U.S. Census Bureau. The Company’s Insulation business includes a diverse portfolio with a geographic mix of U.S., Canada, Asia-Pacific and Latin America; a market mix of residential, commercial, industrial, and other markets; and a channel mix of retail, contractor and distribution. Weakness seen in many of these sectors has become more pronounced in the last two quarters.

EBIT

Building Materials segment EBIT improved substantially during the current year. This improvement was driven by unit margin improvements in the Company’s Roofing business, partially offset by lower margins in the Insulation business.

In Owens Corning’s Roofing business, unit margin improvements accounted for substantially all of the increase in EBIT for the three and nine months ended Sept. 30, 2009, as compared to the same periods in 2008. Roofing unit margins began improving in the second quarter of 2008 as selling price increases outpaced inflation. For the three-month comparison, the Company also experienced lower raw material costs in 2009 than in 2008. Additional factors impacting the third-quarter comparison were improvements in material efficiencies and lower sales volumes.

In the Insulation business, lower sales volumes, including the impact of underutilization of production capacity, accounted for substantially all of the decrease in EBIT.

Owens Corning took actions across the Building Materials segment throughout 2008 and into the first half of 2009 to reduce production capacity and align the Company’s cost structure with market demand in response to the continued weak U.S. housing market. The Company will continue to manage production capacity relative to seasonal demand.

Conference Call and Presentation

Wednesday, Oct. 28, 2009

11 a.m. ET

All Callers

Live dial-in telephone number: U.S. 1-866-356-4281 or 1-617-597-5395

(Please dial in 10 minutes before conference call start time)

Passcode: 89627367

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at www.owenscorning.com/investors.

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A telephone replay will be available through Nov. 4, 2009, at 1-888-286-8010 or 1-617-801-6888. Passcode: 34480300. A replay of the webcast will also be available at www.owenscorning.com/investors.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune 500 Company for 55 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $6 billion in 2008 and about 16,000 employees in 30 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing pressures; weather conditions; our level of indebtedness; industry and economic conditions that adversely affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues involving implementation of acquisitions, divestitures and joint ventures; our ability to use our net operating loss carryforwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; the success of research and development activities; difficulties in managing production capacity; labor disputes; and, factors detailed from time to time in the Company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date Oct. 28, 2009, and is subject to change. The Company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

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Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings (Loss)

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2009	2008	2009	2008
NET SALES	$1,348	$1,629	$3,641	$4,556
COST OF SALES	1,068	1,358	2,953	3,834
Gross margin	280	271	688	722
OPERATING EXPENSES
Marketing and administrative expenses	135	151	387	458
Science and technology expenses	15	16	45	52
Charges related to cost reduction actions	3	2	33	8
Chapter 11-related reorganization items	1	—	1	—
Employee emergence equity program expense	5	6	17	20
Other (income) expenses	1	(17)	15	(24)
Total operating expenses	160	158	498	514
EARNINGS BEFORE INTEREST AND TAXES	120	113	190	208
Interest expense, net	30	29	81	90
EARNINGS BEFORE TAXES	90	84	109	118
Income tax expense	8	892	23	896
EARNINGS (LOSS) BEFORE EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	82	(808)	86	(778)
Equity in net earnings (loss) of affiliates	(1)	2	—	1
NET EARNINGS (LOSS)	81	(806)	86	(777)
Less: Net earnings attributable to noncontrolling interests	1	1	1	2
NET EARNINGS (LOSS) ATTRIBUTABLE TO OWENS CORNING	$80	$(807)	$85	$(779)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$0.64	$(6.35)	$0.68	$(6.08)
Diluted	$0.63	$(6.35)	$0.67	$(6.08)

WEIGHTED AVERAGE COMMON SHARES
Basic	124.5	127.0	124.5	128.2
Diluted	127.1	127.0	126.8	128.2

Owens Corning follows the authoritative guidance referring to “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statements of Earnings (Loss) and Consolidated Balance Sheets. Owens Corning uses the captions recommended by this standard in its Consolidated Financial Statements such as net earnings attributable to Owens Corning and diluted earnings per common share attributable to Owens Corning common stockholders. However, in the preceding release Owens Corning has shortened this language to net earnings and earnings per share (or a slight variation thereof), respectively.

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(unaudited)

(in millions)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measure resulting from these adjustments is used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measure should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

Adjusting items are shown in the table below (in millions):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Chapter 11-related reorganization items	$(1)	$—	$(1)	$—
Net precious metal lease income (expense)	1	(1)	—	(7)
Charges related to cost reduction actions and related items	(4)	(2)	(45)	(8)
Acquisition integration and transaction costs	(7)	(20)	(21)	(62)
Gains (losses) on sales of assets and other	1	16	(1)	36
Employee emergence equity program expense	(5)	(6)	(17)	(20)
Total adjusting items	$(15)	$(13)	$(85)	$(61)

The reconciliation from net earnings (loss) attributable to Owens Corning to Adjusted EBIT is shown in the table below (in millions):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
NET EARNINGS (LOSS) ATTRIBUTABLE TO OWENS CORNING	$80	$(807)	$85	$(779)
Less: Net earnings attributable to noncontrolling interests	1	1	1	2
NET EARNINGS (LOSS)	81	(806)	86	(777)
Equity in net earnings (loss) of affiliates	(1)	2	—	1
EARNINGS (LOSS) BEFORE EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	82	(808)	86	(778)
Income tax expense	8	892	23	896
EARNINGS BEFORE TAXES	90	84	109	118
Interest expense, net	30	29	81	90
EARNINGS BEFORE INTEREST AND TAXES	120	113	190	208
Less: adjusting items from above	(15)	(13)	(85)	(61)
ADJUSTED EBIT	$135	$126	$275	$269

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(unaudited)

(in millions, except per share data)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in measures that provide it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States. A reconciliation from net earnings attributable to Owens Corning to adjusted earnings, a reconciliation from diluted earnings per share to adjusted diluted earnings per share and a reconciliation from weighted-average shares outstanding used for diluted earnings per share to adjusted diluted shares outstanding are shown in the tables below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
RECONCILIATION TO ADJUSTED EARNINGS
Net earnings attributable to Owens Corning	$80	$(807)	$85	$(779)
Adjustment to remove adjusting items	15	13	85	61
Adjustment to classify net precious metal lease expense as interest	1	(1)	—	(7)
Adjustment to tax expense to reflect an expected long-term rate of 25%*	(18)	868	(26)	853
ADJUSTED EARNINGS	$78	$73	$144	$128

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED LOSS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.63	$(6.35)	$0.67	$(6.08)
Convert to adjusted diluted earnings (loss) per share	—	0.10	—	0.11
Adjustment to remove adjusting items	0.12	0.10	0.67	0.47
Adjustment to classify net precious metal lease expense as interest	0.01	(0.01)	—	(0.05)
Adjustment to tax expense to reflect an expected long-term rate of 25%*	(0.15)	6.73	(0.21)	6.53
ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.61	$0.57	$1.13	$0.98

RECONCILIATION TO ADJUSTED DILUTED SHARES OUTSTANDING
Weighted-average shares outstanding used for basic earnings per share	124.5	127.0	124.5	128.2
Non-vested restricted shares	2.3	1.3	2.1	1.2
Stock options	0.3	—	0.2	—
Shares related to employee emergence program	0.1	0.9	0.1	1.0
Adjusted diluted shares outstanding **	127.2	129.2	126.9	130.4

*	The company estimates a long-term sustainable effective tax rate of 25% based upon the projected blend of its U.S. and non-U.S. operations.
**	The employee emergence shares are reflected as outstanding because the employee emergence equity expense has been removed from adjusted earnings.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(in millions)

ASSETS	Sept. 30, 2009	Dec. 31, 2008
CURRENT ASSETS
Cash and cash equivalents	$387	$236
Receivables, less allowances of $22 at Sept. 30, 2009 and $21 at Dec. 31, 2008	729	576
Inventories	695	899
Restricted cash – disputed distribution reserve	30	31
Assets held for sale – current	—	13
Other current assets	109	102
Total current assets	1,950	1,857
Property, plant and equipment, net	2,790	2,819
Goodwill	1,125	1,124
Intangible assets	1,176	1,190
Deferred income taxes	38	42
Assets held for sale – non-current	—	3
Other non-current assets	192	187
TOTAL ASSETS	$7,271	$7,222

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$931	$1,112
Accrued interest	38	9
Short-term debt	12	30
Long-term debt – current portion	10	16
Liabilities held for sale – current	—	8
Total current liabilities	991	1,175
Long-term debt, net of current portion	2,192	2,172
Pension plan liability	338	308
Other employee benefits liability	272	270
Deferred income taxes	424	400
Other liabilities	142	117
Commitments and contingencies
Mandatorily redeemable noncontrolling interest	30	—
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	3,833	3,824
Accumulated deficit	(718)	(803)
Accumulated other comprehensive deficit	(165)	(183)
Cost of common stock in treasury (c)	(101)	(101)
Total Owens Corning stockholders’ equity	2,850	2,738
Noncontrolling interest	32	42
Total Equity	2,882	2,780
TOTAL LIABILITIES AND EQUITY	$7,271	$7,222

(a)	10 shares authorized; none issued or outstanding at Sept. 30, 2009 and Dec. 31, 2008
(b)	400 shares authorized; 132.5 issued and 127.8 outstanding at Sept. 30, 2009; 131.7 issued and 127.0 outstanding at Dec. 31, 2008
(c)	4.7 shares at Sept. 30, 2009 and Dec. 31, 2008

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Nine Months Ended Sept. 30,
	2009	2008
NET CASH FLOW PROVIDED BY (USED FOR) OPERATING ACTIVITIES
Net earnings (loss)	$86	$(777)
Adjustments to reconcile net earnings (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	238	240
Gain on sale of businesses and fixed assets	(10)	(49)
Impairment of long-lived assets	3	11
Deferred income taxes	15	869
Provision for pension and other employee benefits liabilities	26	29
Employee emergence equity program expense	17	20
Stock-based compensation expense	18	15
Increase in receivables	(151)	(264)
(Increase) decrease in inventories	240	(52)
(Increase) decrease in prepaid assets	7	(27)
Increase (decrease) in accounts payable and accrued liabilities	(147)	54
Pension fund contribution	(34)	(69)
Payments for other employee benefits liabilities	(19)	(18)
Other	(20)	1
Net cash flow provided by (used for) operating activities	269	(17)
NET CASH FLOW USED FOR INVESTING ACTIVITIES
Additions to plant and equipment	(151)	(294)
Proceeds from the sale of assets or affiliates	39	269
Net cash flow used for investing activities	(112)	(25)
NET CASH FLOW USED FOR FINANCING ACTIVITIES
Proceeds from issuance of senior notes	344	—
Proceeds from senior revolving credit facility	260	457
Payments on senior revolving credit facility	(586)	(415)
Proceeds from long-term debt	1	12
Payments on long-term debt	(13)	(8)
Net decrease in short-term debt	(18)	(7)
Purchase of treasury stock	—	(62)
Net cash flow used for financing activities	(12)	(23)
Effect of exchange rate changes on cash	6	6
Net increase (decrease) in cash and cash equivalents	151	(59)
Cash and cash equivalents at beginning of period	236	135
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$387	$76

Table 6

Owens Corning and Subsidiaries

Segment Data and Additional Business Information

(unaudited)

(in millions)

Composites

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions). Prior periods have been adjusted to reflect the change to two reportable segments.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Net sales	$451	$589	$1,187	$1,915
% change from prior year	-23%	48%	-38%	66%

EBIT	$2	$54	$(35)	$189
EBIT as a % of net sales	0%	9%	-3%	10%

Depreciation and amortization expense	$29	$33	$90	$97

Building Materials

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Building Materials segment and our businesses within this segment (in millions). Prior periods have been adjusted to reflect the change to two reportable segments.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Net sales
Insulation	$340	$412	$906	$1,198
Roofing	561	616	1,560	1,397
Other	38	67	110	189
Eliminations	(2)	(4)	(8)	(11)
Total Building Materials	$937	$1,091	$2,568	$2,773
% change from prior year	-14%	19%	-7%	4%

EBIT
Insulation	$(9)	$—	$(76)	$23
Roofing	177	95	458	115
Other	(12)	(3)	(30)	(11)
Total Building Materials	$156	$92	$352	$127
EBIT as a % of net sales	17%	8%	14%	5%

Depreciation and amortization expense
Insulation	$31	$31	$90	$89
Roofing	9	11	31	30
Other	4	3	11	9
Total Building Materials	$44	$45	$132	$128

Table 7

Owens Corning and Subsidiaries

Free Cash Flow

(unaudited)

(in millions)

The following table presents the free cash flow, or change in total debt less cash on hand including adjustments to exclude the cash impact of issuing new stock, repurchasing treasury stock and paying stockholder dividends, for the three and nine months ended September 30, 2009 and 2008, respectively (in millions):

	Three Months Ended September 30,
Balance as of September 30:	2009	2008
Short-term debt	$12	$40
Long-term debt — current portion	10	5
Long-term debt, net of current portion	2,192	2,045
Total debt	2,214	2,090
Less: Cash and cash equivalents	387	76
Net debt	$1,827	$2,014
Balance as of June 30:	2009	2008
Short-term debt	$9	$44
Long-term debt — current portion	11	7
Long-term debt, net of current portion	2,249	2,049
Total debt	2,269	2,100
Less: Cash and cash equivalents	110	121
Net debt	2,159	1,979
Change in net debt	332	(35)
Less: Purchases of treasury stock for the three months ended September 30, 2008	—	(43)
Free cash flow generated	$332	$8

	Nine Months Ended September 30,
Balance as of September 30:	2009	2008
Short-term debt	$12	$40
Long-term debt — current portion	10	5
Long-term debt, net of current portion	2,192	2,045
Total debt	2,214	2,090
Less: Cash and cash equivalents	387	76
Net debt	$1,827	$2,014
Balance as of December 31:	2008	2007
Short-term debt	$30	$47
Long-term debt — current portion	16	10
Long-term debt, net of current portion	2,172	1,993
Total debt	2,218	2,050
Less: Cash and cash equivalents	236	135
Net debt	1,982	1,915
Change in net debt	155	(99)
Less: Purchases of treasury stock for the nine months ended September 30, 2008	—	(62)
Free cash flow generated (used)	$155	$(37)